Execution Copy

CUSTODIAN AGREEMENT

This Agreement (this “Agreement”) is made as of January 27, 2017 (the “Effective Date”), Edward Jones Money Market Fund (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, the Fund desires for the Custodian to provide certain custodial services relating to securities and other assets of the Fund; and

WHEREAS, the Custodian is willing to provide the services upon the terms contained in this Agreement;

SECTION 1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, (a) terms defined in the UCC have the same meanings herein as therein and (b) the following other terms have the following meanings for purposes of this Agreement:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“Board” means, in relation to the Fund, the board of directors, trustees or other governing body of the Fund.

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers

“Deposit Account Agreement” means the Deposit Account Agreement and Disclosure, as may be amended from time to time, issued by the Custodian and available on the Custodian’s internet customer portal, “my.statestreet.com”.

“Domestic securities” means securities held within the United States.

“Foreign securities” means securities held primarily outside the United States.

“Governmental Authority” means any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality, thereof, whether foreign, federal, state, provincial or local or any arbitral body or panel, including any quasi-governmental entity with competent jurisdiction, including any self-regulatory organization.

“Held outside of the United States” means not held within the United States.

“Held within the United States” means (a) in relation to a security or other financial asset, the security or other financial asset (i) is a certificated security registered in the name of the Custodian or its sub-custodian, agent or nominee or is endorsed to the Custodian or its sub- custodian, agent or nominee or in blank and the security certificate is located within the United States, (ii) is an uncertificated security or other financial asset registered in the name of the Custodian or its sub-custodian, agent or nominee at an office located in the United States, or (iii) has given rise to a security entitlement of which the Custodian or its sub-custodian, agent or nominee is the entitlement holder against a U.S. Securities System or another securities intermediary for which the securities intermediary’s jurisdiction is within the United States, and in relation to cash, the cash is maintained in a deposit account denominated in U.S. dollars with the banking department of the Custodian or with another bank or trust company’s office located in the United States.

“Investment Advisor” means, in relation to a Portfolio, the investment manager or investment advisor of the Portfolio.

“On book currency” means (a) U.S. dollars or (b) a foreign currency that, when credited to a deposit account of a customer maintained in the banking department of the Custodian or an Eligible Foreign Custodian, the Custodian maintains on its books as an amount owing as a liability by the Custodian to the customer.

“Portfolio” means a series of the Fund, which is a series organization.

“Portfolio Interests” means beneficial interests in a Portfolio.

“Proper Instructions” means instructions in accordance with Section 9 received by the Custodian from the Board, the Fund, the Fund’s Investment Advisor, or an individual or organization duly authorized by the Board, the Fund or the Investment Advisor. The term includes standing instructions.

“SEC” means the U.S. Securities and Exchange Commission.

“Series organization” means an organization that, pursuant to the statute under which the organization is organized, has the following characteristics: (a) the organic record of the organization provides for creation by the organization of one or more series (however denominated) with respect to specified property of the organization, and provides for records to be maintained for each series that identify the property of or associated with the series, (b) debt incurred or existing with respect to the activities of, or property of or associated with a particular series is enforceable against the property of or associated with the series only, and not against the property of or associated with the organization or of other series of the organization, and (c) debt incurred or existing with respect to the activities or property of the organization is enforceable against the property of the organization only, and not against the property of or associated with any series of the organization.

“UCC” means the Uniform Commercial Code of the Commonwealth of Massachusetts as in effect from time to time.

“Underlying Portfolios” means a group of investment companies as defined in Section 12(d)(1)(F) of the 1940 Act.

“Underlying Shares” means shares or other securities, issued by a U.S. issuer, of Underlying Portfolios and other registered “investment companies” (as defined in Section 3(a)(1) of the 1940 Act), whether or not in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act).

“Underlying Transfer Agent” means State Street Bank and Trust Company or such other organization which may from time to time be appointed by the Fund to act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions.

“U.S. Securities System” means a securities depository or book-entry system authorized by the U.S. Department of the Treasury or a “clearing corporation” as defined in Section 8-102 of the UCC.

SECTION 2. EMPLOYMENT OF CUSTODIAN.

SECTION 2.1 GENERAL. The Fund hereby employs the Custodian as a custodian of (a) securities and cash owned by or in the possession of the Fund; and (b) other assets of the Fund that the Custodian agrees to treat as financial assets. The Fund, on behalf of each of its Portfolios, agrees to deliver to the Custodian (i) all securities and cash of the Portfolios, (ii) all other assets of each Portfolio that the Fund desires the Custodian, and the Custodian is willing, to treat as a financial asset; and (iii) all cash and other proceeds of the securities and financial assets held in custody under this Agreement. The holding of confirmation statements that identify Underlying Shares as being recorded in the Custodian’s name on behalf of the Portfolios will be custody for purposes of this Section 2.1. This Agreement does not require the Custodian to accept an asset for custody hereunder or to treat any asset that is not a security as a financial asset.

SECTION 2.2 SUB-CUSTODIANS. Upon receipt of Proper Instructions, the Custodian shall on behalf of the Fund appoint one or more banks, trust companies or other entities located in the United States and designated in the Proper Instructions to act as a sub-custodian for the purposes of effecting such transactions as may be designated by the Fund in the Proper Instructions. An entity acting in the capacity of Underlying Transfer Agent is not an agent or sub-custodian of the Custodian for purposes of this Agreement.

SECTION 2.3 RELATIONSHIP. With respect to securities and other financial assets, the Custodian is a securities intermediary and the Portfolio is the entitlement holder. With respect to cash maintained in a deposit account and denominated in an “on book” currency, the Custodian is a bank and the Portfolio is the bank’s customer. If cash is maintained in a deposit account with a bank other than the Custodian and the cash is denominated in an “on book” currency, the Custodian is that bank’s customer. The Custodian agrees to treat the claim to the cash as a financial asset for the benefit of the Portfolio. The Custodian does not otherwise agree to treat cash as a financial asset. The duties of the Custodian as securities intermediary and bank set forth in the UCC are varied by the terms of this Agreement to the extent that the duties may be varied by agreement under the UCC.

SECTION 3. ACTIVITIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY HELD IN THE UNITED STATES.

SECTION 3.1 HOLDING SECURITIES. The Custodian may deposit and maintain securities or other financial assets of a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act. Upon receipt of Proper Instructions on behalf of a Portfolio, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of the Portfolio and into which account or accounts may be transferred cash or securities and other financial assets, including securities and financial assets maintained in a U.S. Securities System. The Custodian shall hold and physically segregate for the account of each Portfolio all securities and other financial assets held by the Custodian in the United States, including all domestic securities of the Portfolio, other than (a) securities or other financial assets maintained in a U.S. Securities System and (b) Underlying Shares maintained pursuant to Section 3.6 in an account of an Underlying Transfer Agent. The Custodian may at any time or times in its discretion appoint any other bank or trust company, qualified under the 1940 Act to act as a custodian, as the Custodian’s agent to carry out such of the provisions of this Section as the Custodian may from time to time direct. The appointment of any agent shall not relieve the Custodian of any of its duties and obligations hereunder. The Custodian may at any time or times in its discretion remove the bank or trust company as the Custodian’s agent.

The Custodian shall maintain records of all receipts, deliveries and locations of such securities, together with a current inventory thereof, and shall conduct periodic physical inspections of certificates representing stocks, bonds and other securities held by it under this Agreement in such a manner as the Custodian shall reasonably determine from time to time to be advisable in order to verify the accuracy of such inventory. With respect to securities held by any agent appointed pursuant to this Section above, and with respect to securities held by any sub-custodian appointed pursuant to Section 1 above, the Custodian may rely upon certificates from such agent as to the holdings of such agent and from such sub-custodian as to the holdings of such sub-custodian, it being understood that such reliance in no way relieves the Custodian of its responsibilities under this Agreement. The Custodian will promptly report to the Board the results of such inspections, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies.

SECTION 3.2 REGISTRATION OF SECURITIES. Domestic securities or other financial assets held by the Custodian and that are not bearer securities shall be registered in the name of the applicable Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian, or in the name or nominee name of any agent or any sub- custodian permitted hereby. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form. However, if the Fund directs the Custodian to maintain securities or other financial assets in “street name,” the Custodian shall utilize reasonable efforts only to timely collect income due the Fund on the securities and other financial assets and shall notify the Fund upon becoming aware of relevant issuer actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

SECTION 3.3 BANK ACCOUNTS. The Custodian shall open and maintain, upon the terms of a Deposit Account Agreement, a separate deposit account or accounts in the United States in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement. The Custodian shall credit to the deposit account or accounts, subject to the provisions hereof, all cash received by the Custodian from or for the account of the Fund, other than cash maintained by the Portfolio in a deposit account established and used in accordance with Rule 17f-3 under the 1940 Act. Funds held by the Custodian for the Fund may be deposited by the Custodian to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that (a) every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and (b) each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio of the Fund be approved by vote of a majority of the Fund’s Board. The funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity. If requested by the Board, the Custodian shall furnish the Board, not later than twenty (20) days after the last business day of each month, an internal reconciliation of the closing balance as of that day in all accounts described in this section to the balance shown of the daily cash report for that day rendered to the Board.

SECTION 3.4 COLLECTION OF INCOME. Subject to the domestic securities or other financial assets held in the United States being registered as provided in Section 3.2, the Custodian shall collect on a timely basis all income and other payments with respect to the securities and other financial assets and to which a Portfolio shall be entitled either by law or pursuant to custom in the securities business. The Custodian shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, the securities are held by the Custodian or its agent. The Custodian shall present for payment all income items requiring presentation as and when they become due and shall collect interest when due on securities and other financial assets held hereunder. The Custodian shall credit income to the Portfolio as such income is received or in accordance with the Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course, and the Portfolio may be charged at the Custodian’s applicable rate for time credited. The Custodian shall notify the Board as promptly as reasonably practicable whenever income due on securities is not collected in due course and will provide the Board with monthly reports of the status of past due income unless the parties otherwise agree.

SECTION 3.5 DELIVERY OUT. The Custodian shall release and deliver out domestic securities and other financial assets of a Portfolio held in a U.S. Securities System, or in an account at the Underlying Transfer Agent, in connection with a transaction for which the applicable Portfolio receives consideration (or has an expectation of receiving later consideration), only upon receipt of Proper Instructions on behalf of the applicable Portfolio, specifying the securities or financial assets held in the United States to be delivered out and the person or persons to whom delivery is to be made. The Custodian shall pay out cash of a Portfolio upon receipt of Proper Instructions on behalf of the applicable Portfolio, specifying the amount of the payment and the person or persons to whom the payment is to be made.

SECTION 3.6 DEPOSIT OF FUND ASSETS WITH THE UNDERLYING TRANSFER AGENT.

Underlying Shares of the Fund, on behalf of a Portfolio, shall be deposited and held in an account or accounts maintained with an Underlying Transfer Agent. The Custodian’s only responsibilities with respect to the Underlying Shares shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that the Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that the Underlying Shares are being held by it as custodian for the benefit of the Portfolio.

2)	Upon receipt of Proper Instructions to purchase Underlying Shares for the account of a Portfolio, the Custodian shall pay out cash of the Portfolio as so directed to purchase the Underlying Shares and record the payment from the account of the Portfolio on the Custodian’s books and records.

3)	Upon receipt of Proper Instructions for the sale or redemption of Underlying Shares for the account of a Portfolio, the Custodian shall transfer the Underlying Shares as so directed to sell or redeem the Underlying Shares, record the transfer from the account of the Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds of the sale or redemption, record the receipt of the proceeds for the account of such Portfolio on the Custodian’s books and records.

SECTION 3.7 PROXIES. The Custodian shall cause to be promptly executed by the registered holder of domestic securities or other financial assets held in the United States of a Portfolio, if the securities or other financial assets are registered otherwise than in the name of the Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which the proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to the securities or other financial assets.

SECTION 3.8 COMMUNICATIONS. The Custodian shall transmit promptly to the Fund for each Portfolio all written information received by the Custodian from issuers of the securities and other financial assets being held for the Portfolio. The Custodian shall transmit promptly to the Fund all written information received by the Custodian from issuers of the securities and other financial assets whose tender or exchange is sought and from the party or its agent making the tender or exchange offer. The Custodian shall also transmit promptly to the Fund for each Portfolio all written information received by the Custodian regarding any class action or other collective litigation relating to Portfolio securities or other financial assets issued in the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by the Custodian for the account of the Fund for the Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. The Custodian does not support class-action participation by the Fund beyond such forwarding of written information received by the Custodian.

SECTION 4. Performance Goals.

The Custodian and the Fund may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that such document (s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below and in accordance with the escalation process set forth in the Service Level Document. Notwithstanding the foregoing, the parties hereby acknowledge that any party's failure (or lack thereof) to meet the provisions of the Service Level Document(s), while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into the Fund’s reasonably determined belief regarding the standard of care exercised by Custodian hereunder.

If a party to this Agreement is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, any party to this Agreement shall address any concerns it may have by requiring a consultation with the other party. The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document. If a consultation occurs pursuant to this Section 8, all parties must negotiate in good faith to endeavor to:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met;

(b)	agree to alternative Service Level Document provisions which meet the parties’ respective business requirements; or

(c)	otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

Section 5. Activities of the Custodian with Respect to Property Held Outside the United States.

The Parties acknowledge that the Fund and its Portfolios do not own any foreign securities or other financial assets held outside of the United States. In the event that the Fund provides written notice of its intention to purchase any such assets, the Parties agree to amend the Agreement accordingly..

Section 5A. Foreign Exchange.

Section 5A.1. Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

Section 5A.2. Fund Elections. The Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

Section 5A.3. Fund Acknowledgement The Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

Section 5A.4. Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.

SECTION 6. CONTRACTUAL SETTLEMENT SERVICES (PURCHASE/SALES).

SECTION 6.1 GENERAL. The Custodian shall, in accordance with the terms set out in this Section 6, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets.

SECTION 6.2 PROVISION OF SERVICES. The services described in Section 6.1 (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

SECTION 6.3 PURCHASE CONSIDERATION. The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Portfolio as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market. The Custodian shall promptly recredit the amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that the transaction has been canceled.

SECTION 6.4 SALES AND REDEMPTIONS. A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Portfolio as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market. The provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agent having possession of the securities of other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead the Custodian or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

SECTION 6.5. REVERSALS OF PROVISIONAL CREDITS OR DEBITS. The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable. The Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any deposit or other account held for benefit of the Portfolio.

SECTION 7. Tax Services.

SECTION 7.1 GENERAL. Subject to and to the extent of receipt by the Custodian of relevant and necessary documentation and information with respect to the Fund and Portfolios that the Custodian has requested, the Custodian shall perform the following services: (a) file claims for exemptions, reductions in withholding taxes, or refunds of any tax with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate; (b) withhold appropriate amounts as required by U.S. tax laws with respect to amounts received on behalf of nonresident aliens; and (c) provide to the Fund such information actually received by the Custodian that could, in the Custodian’s reasonable belief and sole discretion, assist the Fund in its submission of any reports or returns with respect to taxes. It shall be the responsibility of the Fund to notify the Custodian of the obligations imposed on the Fund or the Custodian as custodian by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which the Fund has provided sufficient information and documentation.

SECTION 7.2 OWNERSHIP CERTIFICATES FOR TAX PURPOSES. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities or other financial assets held within the United States of each Portfolio held by the Custodian and in connection with transfers of securities and other financial assets.

SECTION 7.3 AUTHORIZATIONS. The Custodian is authorized to deduct from any cash received or credited to the account of a Portfolio any taxes or levies required by any tax or other governmental authority having jurisdiction in respect of such Portfolio’s transactions and to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to Portfolio transactions and holdings.

SECTION 7.4 SERVICES FURTHER LIMITED. Other than the servicing responsibilities provided herein, the Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, any Portfolio or the Custodian as custodian of the assets of the Fund or the Portfolio by the tax law of any country or of any state or political subdivision thereof. The Custodian shall not be considered the Fund’s tax advisor or tax counsel.

SECTION 8. PAYMENTS FOR SALES OR REDEMPTIONS OF PORTFOLIO INTERESTS.

SECTION 8.1 PAYMENT FOR PORTFOLIO INTERESTS ISSUED. The Custodian shall receive from the distributor of Portfolio Interests of the Fund or from the Fund’s transfer agent (the “Transfer Agent”) and deposit into the account of the Portfolio such payments as are received for Portfolio Interests issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of the Portfolio and the Transfer Agent of any receipt of the payments by the Custodian.

SECTION 8.2 PAYMENT FOR PORTFOLIO INTERESTS REDEEMED. Upon receipt of instructions from the Transfer Agent, the Custodian shall set aside funds of a Portfolio to the extent available for payment to holders of Portfolio Interests who have delivered to the Transfer Agent a request for redemption of their Portfolio Interests. The Custodian is authorized upon receipt of such instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming interest holders. If the Custodian furnishes a check to a holder in payment for the redemption of the holder’s Portfolio Interests and the check is drawn on the Custodian, the Custodian shall honor the check so long as the check is presented to the Custodian in accordance with the Deposit Account Agreement and such procedures and controls as are mutually agreed upon from time to time between the Fund and the Custodian.

SECTION 9. PROPER INSTRUCTIONS.

SECTION 9. 1 FORM AND SECURITY PROCEDURES. Proper Instructions shall be in writing signed by the individual or individuals as the Board shall have from time to time authorized or in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or by such other means and utilizing such intermediary systems and utilities as may be agreed to in writing from time to time by the Custodian and the authorized individual or organization giving the instruction, provided that the Fund has followed any security procedures agreed to from time to time in writing by the Fund and the Custodian including, but not limited to, the security procedures selected by the Fund by reference to the form of Funds Transfer Addendum hereto, the terms of which are part of this Agreement. The Custodian may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions if (i) the Custodian reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Fund promptly causes such oral instructions to be confirmed in writing, but the Fund’s failure to do so shall not affect the Custodian’s authority to rely on the oral instructions so long as the Custodian complies with its standard of care hereunder.

Section 9.2 RELIANCE ON OFFICER’S CERTIFICATE. Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Custodian an officer’s certificate setting forth the names, titles, signatures and scope of authority of all individuals authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund. The certificate may be accepted and conclusively relied upon by the Custodian and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary and the Custodian has had a reasonable time to act thereon.

Section 9.3 UNTIMELY PROPER INSTRUCTIONS. If the Custodian is not provided with reasonable time to execute a Proper Instruction (including any Proper Instruction not to execute, or any other modification to, a prior Proper Instruction), the Custodian will provide notice to the party providing the Proper Instructions of the time issue and use good faith efforts to execute the Proper Instruction but will not be responsible or liable if the Custodian’s efforts are not successful (including any inability to change any actions that the Custodian had taken pursuant to the prior Proper Instruction). The inclusion of a statement of purpose or intent (or any similar notation) in a Proper Instruction shall not impose any additional obligations on the Custodian or condition or qualify its authority to effect the Proper Instruction. The Custodian will not assume a duty to ensure that the stated purpose or intent is fulfilled and will have no responsibility or liability when it follows the Proper Instruction without regard to such purpose or intent.

SECTION 10. ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY.

The Custodian may in its discretion, without express authority from the Fund on behalf of each Portfolio:

1)	Make payments to itself or others for minor expenses of handling securities or other financial assets relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

2)	Surrender securities or other financial assets in temporary form for securities or other financial assets in definitive form;

3)	Endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

4)	In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and other financial assets of the Portfolio except as otherwise directed by the applicable Board.

SECTION 11. DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME.

The Custodian shall cooperate with and supply necessary information to any organization appointed by the Fund to keep the books of account of the Portfolio and compute the net asset value per Portfolio Interest of the outstanding Portfolio Interests or, if directed in writing to do so by the Fund on behalf of the Portfolio, shall itself keep such books of account and compute such net asset value per Portfolio Interest. If and as so directed, the Custodian shall also calculate daily the net income of the Portfolio as described in the Fund’s currently effective prospectus (“Prospectus”) and shall advise the Fund and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of Portfolio Interests held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 11 and in Section 12; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent. If and as so directed, the calculations of the net asset value per Portfolio Interest and the daily income of each Portfolio shall be made at the time or times described from time to time in the Prospectus.

SECTION 12. RECORDS.

The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. In the event of termination of this Contract, the Custodian will deliver all such records to the Trust, to a successor Custodian, or to such other person as the Trust may direct. In addition to the Services provided by the Custodian hereunder, the Custodian shall, at the Fund’s request, supply the Fund with an a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations. In the event that the Custodian is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or the Custodian’s personnel as witnesses, the Fund agrees to pay the Custodian for the Custodian’s time and expenses, as well as the fees and expenses of the Custodian’s counsel, incurred in responding to such request, order or requirement.

SECTION 13. FUND’S INDEPENDENT ACCOUNTANTS; REPORTS.

SECTION 13.1 OPINIONS. The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.

SECTION 13.2 REPORTS. Upon reasonable request of the Fund, the Custodian shall provide the Fund with a copy of the Custodian’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). The Custodian shall use commercially reasonable efforts to provide the Fund with such reports as the Fund may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

SECTION 14. CUSTODIAN’S STANDARD OF CARE; EXCULPATION.

SECTION 14.1 STANDARD OF CARE. In carrying out the provisions of this Agreement, the Custodian shall act in good faith and without negligence and agrees to exercise the reasonable level of skill, care and diligence expected of a professional provider of custody services in carrying out all of its duties and obligation under this Agreement..

SECTION 14.2 RELIANCE ON PROPER INSTRUCTIONS. The Custodian shall be entitled conclusively to rely and act upon Proper Instructions until the Custodian has received notice of any change from the Fund and has had a reasonable time to act thereon. The Custodian may act on a Proper Instruction if it reasonably believes that it contains sufficient information and may refrain from acting on any Proper Instructions until such time that is has determined, in its sole discretion, that is has received such required clarification or authentication of Proper Instructions. In the event the Custodian decides to refrain from acting on any Proper Instructions is shall promptly notify the Fund and request any additional clarification or authentication that it reasonably requires. The Custodian may rely upon and shall be protected in acting upon any Proper Instruction or any other instruction, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the Fund.

SECTION 14.3 OTHER RELIANCE. The Custodian is authorized and instructed to rely upon the information that the Custodian receives from the Fund or any third party on behalf of the Fund, it being understood that such reliance in no way relieves the Custodian of its responsibilities under this Contract. The Custodian shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by or on behalf of the Fund. The Custodian shall have no liability in respect of any loss, cost or expense incurred or sustained by the Fund arising from the performance of the Custodian’s duties hereunder in reliance upon records that were maintained for the Fund by any individual or organization, other than the Custodian, prior to the Custodian’s appointment as custodian hereunder. The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to the advice.

SECTION 14.4 reserved.

SECTION 14.5 reserved

SECTION 14.6 FORCE MAJEURE AND THIRD PARTY ACTIONS. The Custodian shall be without responsibility or liability to the Fund or Portfolio for: (a) events or circumstances beyond the reasonable control of the Custodian, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any currency or securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (b) errors by the Fund, its Investment Advisor or any other duly authorized person in their instructions to the Custodian; (c) the insolvency of or acts or omissions by a U.S. Securities System, Underlying Transfer Agent or domestic sub-custodian designated pursuant to Section 2.2; (d) the failure of the Fund, its Investment Advisor, Portfolio or any duly authorized individual or organization to adhere to the Custodian’s operational policies and procedures; (e) any delay or failure of any broker, agent, securities intermediary or other intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities or other financial assets purchased or in the remittance or payment made in connection with securities or other financial assets sold; (f) any delay or failure of any organization in charge of registering or transferring securities or other financial assets in the name of the Custodian, the Fund, any Portfolio, the Custodian’s sub-custodians, nominees or agents including non-receipt of bonus, dividends and rights and other accretions or benefits; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security, other financial asset, or U.S. Securities System; and (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction. The Custodian shall notify the Fund of such force majeure event or third party action as soon as is reasonably practicable and describe in reasonable detail the nature of the event or action.

SECTION 14.7 INDIRECT/SPECIAL/CONSEQUENTIAL DAMAGES. In no event shall the Custodian or the Fund be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, lost profits) with respect to the services provided pursuant to this Agreement, regardless of whether either party has been advised of the possibility of such damages.

SECTION 14.8 DELIVERY OF PROPERTY. The Custodian shall not be responsible for any securities or other assets of a Portfolio which are not received by the Custodian or which are delivered out in accordance with Proper Instructions. The Custodian shall not be responsible for the title, validity or genuineness of any securities or other assets or evidence of title thereto received by it or delivered by it pursuant to this Agreement.

SECTION 14.9 NO INVESTMENT ADVICE. The Custodian has no responsibility to monitor or oversee the investment activity undertaken by the Fund or its Investment Advisor or by an Portfolio. The Custodian has no duty to ensure or to inquire whether an Investment Advisor complies with any investment objectives or restrictions agreed upon between the Fund and the Investment Advisor or whether the Investment Advisor complies with its legal obligations under applicable securities laws or other laws, including laws intended to protect the interests of investors. The Custodian shall neither assess nor take any responsibility or liability for the suitability or appropriateness of the investments made by the Fund or a Portfolio or on its behalf.

SECTION 14.10 COMMUNICATIONS. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with securities or other financial assets of a Portfolio at any time held by the Custodian unless (a) the Custodian or the Eligible Foreign Custodian is in actual possession of such securities or other financial assets, (b) the Custodian receives Proper Instructions with regard to the exercise of the right or power, and (c) both of the conditions referred to in the foregoing clauses (a) and (b) have been satisfied at least three business days prior to the date on which the Custodian is to take action to exercise the right or power. However, to the extent Custodian is able, it shall nevertheless use commercially reasonable efforts to take such action in the event that notification is received three business days or less prior to the date on which action is required. Without limitation of Custodian’s obligations pursuant to the foregoing sentence, the Custodian shall be protected and without liability for any untimely exercise of any tender, exchange or other right or power in connection with securities or other financial assets of a Portfolio in the event that notification is received three business days or less prior to the date on which action is required

SECTION 14.11 LOANED SECURITIES. Income due to each Portfolio on securities or other financial assets loaned shall be the responsibility of the Fund. The Custodian will have no duty or responsibility in connection with loaned securities or other financial assets, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is entitled.

SECTION 14.12 TRADE COUNTERPARTIES. The Fund’s receipt of securities or other financial assets from a counterparty in connection with any of its purchase transactions and its receipt of cash from a counterparty in connection with any sale or redemption of securities or other financial assets will be at the Fund’s sole risk, and the Custodian shall not be obligated to make demands on the Fund’s behalf if the Fund’s counterparty defaults. If the Fund’s counterparty fails to deliver securities, other financial assets or cash, the Custodian will, as its sole responsibility, notify the Fund’s Investment Advisor of the failure within a reasonable time after the Custodian became aware of the failure.

SECTION 15. COMPENSATION AND INDEMNIFICATION OF CUSTODIAN; SECURITY INTEREST.

SECTION. 15.1 COMPENSATION. The Custodian shall be entitled to reasonable compensation for its services and expenses as agreed upon from time to time between the Fund on behalf of each applicable Portfolio and the Custodian.

SECTION 15.2 INDEMNIFICATION. The Fund agrees to indemnify the Custodian and to hold the Custodian harmless from and against any losses, costs damages, liabilities, claims, or out of pocket expense (including reasonable attorneys’ fees), sustained or incurred by the Custodian in acting or omitting to act under or in respect of this Agreement in good faith and without negligence, including, without limitation, (a) the Custodian’s compliance with Proper Instructions and (b) in connection with the provision of services to the Fund pursuant to Section 7, any obligations, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses, that may be assessed against the Fund, the Portfolio or the Custodian as custodian of the assets of the Fund or the Portfolio. If the Fund on behalf of a Portfolio instructs the Custodian to take any action with respect to securities or other financial assets, and the action involves the payment of money or may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable therefor, the Fund on behalf of the Portfolio, as a prerequisite to the Custodian taking the action, shall provide to the Custodian at the Custodian’s request such further indemnification in an amount and form satisfactory to the Custodian.

SECTION 15.3 SECURITY INTEREST. The Fund hereby grants to the Custodian, to secure the payment and performance of the Fund’s obligations under this Agreement, whether contingent or otherwise, a security interest in and right of recoupment and setoff against all cash and all securities and other financial assets at any time held for the account of a Portfolio by or through the Custodian. The obligations include, without limitation, the Fund’s obligations to reimburse the Custodian if the Custodian or any of its affiliates, subsidiaries or agents advances cash or securities or other financial assets to the Fund for any purpose (including but not limited to settlements of securities or other financial assets, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligence, as well as the Fund’s obligation to compensate the Custodian pursuant to Section 15.1 or indemnify the Custodian pursuant to Section 15.2. Should the Fund fail to reimburse or otherwise pay the Custodian any obligation under this Agreement promptly, the Custodian shall have the rights and remedies of a secured party under this Agreement, the UCC and other applicable law, including the right to utilize available cash and to sell or otherwise dispose of the Portfolio’s assets to the extent necessary to obtain payment or reimbursement. The Custodian may at any time decline to follow Proper Instructions to deliver out cash, securities or other financial assets if the Custodian determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash, securities or other financial assets remaining will not have sufficient value fully to secure the Fund's payment or reimbursement obligations, whether contingent or otherwise.

SECTION 15.4 portfolio by portfolio basis. This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the directors, officers or shareholders of the Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

SECTION 16. EFFECTIVE PERIOD AND TERMINATION.

SECTION 16.1 TERM. This Agreement shall remain in full force and effect for an initial term ending January 26, 2019. After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred eighty (180) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to the Fund or a Portfolio.

SECTION 16.2 TERMINATION. The Fund may terminate this Agreement in the event of the Custodian’s material breach of a material provision of this Agreement that the Custodian has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the Fund, within 60 days’ written notice being given by the Fund of the breach. Custodian may terminate this Agreement (a) in the event that any undisputed amounts owed to Custodian under this Agreement are thirty (30) or more days past due, and the Fund fails to cure such default within thirty (30) days of receipt of written notice from Custodian of such default, or (b) in the event of the Fund's material breach of a material provision of this Agreement that materially damages the Custodian and that the Fund has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the Custodian, within 60 days’ written notice being given by the Custodian of the breach. Either party may terminate this Agreement immediately in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, provided, however, that the Fund shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Declaration of Trust/Articles of Incorporation, and further provided, that the Trust may by action of its Board substitute another bank or trust company for the Custodian by giving notice as described above in Section 16.1 to the Custodian.

SECTION 16.3 PAYMENTS OWING TO THE CUSTODIAN. Upon termination of this Agreement pursuant to Section 16.1 or 16.2 with respect to the Fund or Portfolio, the Fund shall pay to the Custodian any compensation then due and shall reimburse the Custodian for its other fees, expenses and charges. In the event of: (a) the Fund's termination of this Agreement with respect to the Fund or a Portfolio of the Fund for any reason other than as set forth in Section 16.1 or 16.2 or (b) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Fund or Portfolio (or its respective successor), the Fund shall pay to the Custodian any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian with respect to the Fund or Portfolio) and shall reimburse the Custodian for its other fees, expenses and charges.

section 16.4 Exclusions. No payment will be required pursuant to clause (b) of Section 16.3 in the event of any transaction consisting of (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable, (b) a merger of the Fund or Portfolio into, or the consolidation of the Fund or Portfolio with, another organization or series, or (c) the sale by the Fund or Portfolio of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) the Custodian is retained to continue providing services to the Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

SECTION 16.5 EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio. Following termination with respect to the Fund or Portfolio, the Custodian shall have no further responsibility to forward information under Section 3.8 or 5.8. The provisions of Sections 7, 14, 15 and 17 of this Agreement shall survive termination of this Agreement.

SECTION 17. SUCCESSOR CUSTODIAN.

SECTION 17.1 SUCCESSOR APPOINTED. If a successor custodian shall be appointed for a Portfolio by its Board, the Custodian shall, upon termination of this Agreement and receipt of Proper Instructions, deliver to the successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all cash and all securities and other financial assets of the Portfolio then held by the Custodian hereunder and shall transfer to an account of the successor custodian all of the securities and other financial assets of the Portfolio held in a U.S. Securities System or at the Underlying Transfer Agent.

SECTION 17.2 NO SUCCESSOR APPOINTED. If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, deliver at the office of the Custodian and transfer the cash and the securities and other financial assets of the Portfolio in accordance with the Proper Instructions.

SECTION 17.3 NO SUCCESSOR APPOINTED AND NO PROPERTY INSTRUCTIONS. If no successor custodian has been appointed and no Proper Instructions have been delivered to the Custodian on or before the termination of this Agreement, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, all cash and all securities and other financial assets of the Portfolio then held by the Custodian hereunder, and to transfer to an account of the bank or trust company that is of at least comparable financial strength to Custodian all of the securities and other financial assets of the Portfolio held in any U.S. Securities System or at the Underlying Transfer Agent. The transfer will be on such terms as are contained in this Agreement or as the Custodian may otherwise reasonably negotiate with the bank or trust company. Any compensation payable to the bank or trust company, and any cost or expense incurred by the Custodian, in connection with the transfer shall be for the account of the Portfolio.

SECTION 17.4 REMAINING PROPERTY. If any cash or any securities or other financial assets of the Portfolio held by the Custodian hereunder remain held by the Custodian after the termination of this Agreement owing to the failure of the Fund to provide Proper Instructions, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian holds the cash or the securities or other financial assets (the existing agreed-to compensation at the time of termination shall be one indicator of what is considered fair compensation). The provisions of this Agreement relating to the duties, exculpation and indemnification of the Custodian shall apply in favor of the Custodian during such period.

SECTION 17.5 RESERVES. Notwithstanding the foregoing provisions of this Section 17, the Custodian may retain cash or securities or other financial assets of the Fund or Portfolio as a reserve reasonably established by the Custodian to secure the payment or performance of any obligations of the Fund or Portfolio secured by a security interest or right of recoupment or setoff in favor of the Custodian.

SECTION 18. REMOTE ACCESS SERVICES ADDENDUM. The Custodian and the Fund agree to be bound by the terms of the Remote Access Services Addendum hereto.

SECTION 19. LOAN SERVICES ADDENDUM. If the Fund directs the Custodian in writing to perform loan services, the Custodian and the Fund will be bound by the terms of the Loan Services Addendum attached hereto. The Fund shall reimburse Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and the Custodian.

SECTION 20. GENERAL.

SECTION 20.1 GOVERNING LAW. Any and all matters in dispute between the parties hereto, whether arising from or relating to this Agreement, shall be governed by and construed in accordance with laws of the State of New York, without giving effect to any conflict of laws rules. Likewise, the law applicable to all issues in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in respect of Securities Held with an Intermediary is the law in force in the State of New York.

SECTION 20.2 [RESERVED]

SECTION 20.3 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements between the Fund on behalf of each of the Fund’s Portfolios and the Custodian relating to the custody of the Fund’s assets. This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

SECTION 20.4 ASSIGNMENT. This Agreement may not be assigned by (a) the Fund without the written consent of the Custodian which consent shall not be unreasonably withheld or (b) the Custodian without the written consent of the Fund which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Custodian may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Custodian, as the Custodian may deem desirable to assist it in performing certain of its non-custodial obligations under this Agreement without the consent of the Fund; provided, however, that the compensation of such person or persons shall be paid by the Custodian and that the Custodian shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

SECTION 20.5 Reserved.

SECTION 20.6 Reserved.

SECTION 20.7 Reserved.

20.7.1 FUND REPRESENTATIONS AND WARRANTIES. The Fund hereby represents and warrants that (a) it is duly organized and validly existing in good standing in its jurisdiction of organization; (b) it has the requisite power and authority under applicable law and its organic record to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement; and (e) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

20.7.2       CUSTODIAN REPRESENTATIONS AND WARRANTIES. The Custodian hereby represents and warrants that (a) it is a trust company, duly organized and validly existing under the laws of the Commonwealth of Massachusetts; (b) it has the requisite power and authority to carry on its business in the Commonwealth of Massachusetts; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair the Custodian’s ability to perform its duties and obligations under this Agreement; and (e) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it.

SECTION 20.8 NOTICES. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Fund: c/o Edward Jones Money Market Fund

12555 Manchester Road

St. Louis Missouri 63131

Attention: General Counsel's Office

Man 4th Floor

To the Custodian: STATE STREET BANK AND TRUST COMPANY

Channel Center

1 Iron Street

Boston, MA 02210

Attention: Shawn Alarie

Telephone: 617-662-4145

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel

SECTION 20.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

SECTION 20.10 SEVERABILITY; NO WAIVER. If any provision of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any the term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 20.11 CONFIDENTIALITY.

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 20.12 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Upon termination of the Agreement, all Confidential Information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to Disclosing Party or destroyed, at the Receiving Party’s election; provided, that the Receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage.

SECTION 20.12 RESERVED.

SECTION 20.13 DATA PRIVACY. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  The term, “personal information”, as used in this Section, means (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account.  The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 20.14 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 20.15 REGULATION GG. The Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

SECTION 20.16 SHAREHOLDER COMMUNICATIONS ELECTION. SEC Rule 14b-2 requires banks that hold securities, as that term is used in federal securities laws, for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, as may be applicable, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide the Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule, as applicable, to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund’s protection, the Rule, as applicable, prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

SECTION 20.17 Disaster Recovery and Business Continuity. The Custodian shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s control. The Custodian shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Custodian shall discuss with the Fund any business continuity/disaster recovery plan of the Custodian and/or provide a high-level presentation summarizing such plan.

Section 20.18 Reports. Upon reasonable request of the Fund, the Custodian shall provide the Fund with a copy of the Custodian’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). The Custodian shall use commercially reasonable efforts to provide the Fund with such other reports as the Fund may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements. Upon reasonable request to the Fund, the Custodian shall also provide to the Fund sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements.

YES [ ]	The Custodian is authorized to release the Fund’s name, address, and share positions.

NO [X] The Custodian is not authorized to release the Fund’s name, address, and share positions.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized representative under seal as of the date first above- written.

EDWARD JONES MONEY MARKET FUND

By: /s/ Ryan Robson

Name: Ryan Robson

Title: President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President